FOR IMMEDIATE RELEASE
September 29, 2015

CONTACTS:

Media
Catherine Frymark
SVP, Corporate Communications
Catherine_Frymark@discovery.com
240-662-2934

Investors
Jackie Burka
Vice President, Investor Relations
Jackie_Burka@discovery.com
212-548-5642

DISCOVERY COMMUNICATIONS DETAILS PLANS FOR LONG-TERM GROWTH AT INVESTOR DAY

Worldwide Subscribers Expected to Reach 3 Billion by Year End

Company Updates Guidance for Full Year 2015; Sets Strong Three-Year Financial Outlook

Authenticated TV Everywhere Offering “Discovery Kids Play” to Launch in Latin America

NEW YORK, NY – September 29, 2015 – Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) (“Discovery”) today hosted its first Investor Day in New York City. More than 300 attendees, including investors, financial analysts and industry journalists, joined global leaders from Discovery Communications’ management team who discussed their strategies to drive growth and create shareholder value.

“Discovery Communications is like no other media company in the world, with an average of 10 channels across more than 220 markets and we are well positioned for near- and long-term growth,” said David Zaslav, president and CEO, Discovery Communications. “The company stands out in the marketplace due to our efficient global content model; unrivaled international infrastructure run by local teams; and a strong growth position in the U.S. We are confident in the long-term outlook for our business and foresee continued growth in the years ahead, which we expect will produce significant free cash flow and value for shareholders.”

In addition to Zaslav, the event featured presentations and comments from: Andrew Warren, Chief Financial Officer; Jean-Briac (JB) Perrette, President, Discovery Networks International; Bruce Campbell, Chief Development, Distribution & Legal Officer; Peter Hutton, CEO, Eurosport; Rich Ross, Group President, Discovery Channel, Animal Planet & Science Channel; Henry Schleiff, Group President, Investigation Discovery, American Heroes Channel and Destination America; Bob Scanlon, General Manager of Velocity and Automotive Content; Fernando Medin, General Manager, Brazil and Southern Cone; Marinella Soldi, Managing Director, Southern Europe; David Leavy, Chief Communications Officer; and Jackie Burka, Vice President, Investor Relations.

The event also was highlighted by comments from Oprah Winfrey discussing the creative and financial success of OWN: Oprah Winfrey Network, operated in partnership with Discovery.

A Differentiated Model to Create Value

Zaslav highlighted five key differentiators for Discovery’s growth potential: the company’s unique portfolio of assets; ownership/control of a growing and diverse portfolio of content and IP that uniquely positions Discovery for the changing media landscape; a leading international distribution platform that will continue to benefit from positive global trends; a cost-flexible, stable U.S. business that yields continued free cash flow growth; and a strong financial outlook, highlighted by, for the first time, three-year guidance metrics. He also revealed that the company would reach 3 billion cumulative worldwide subscribers by the end of the year.

Campbell gave an overview of Discovery’s global digital portfolio and platform opportunities, highlighted by its strong direct-to-consumer products in Europe including Eurosport Player, the #1 sports OTT service across Europe, and DPlay, featuring diverse entertainment content and live events. He also announced the upcoming launch of an authenticated TV Everywhere offering for Discovery Kids in Latin America, called Discovery Kids Play.

Leading International Distribution Platform

Perrette focused on Discovery Networks International’s three-part strategy: grow audience and share; own and control must-have IP; and create and expand powerful and loved brands. Perrette described how Discovery’s unique global and local infrastructure with a low-cost model that leverages content around the world will support the division’s continued strong growth, including continued meaningful increases in pay-TV global subscribers and earning more for multichannel advertising.

Sports and Olympics to Propel Growth

Hutton described the company's strategy to grow the Eurosport brand; expand the audience and reach of Eurosport; and plans to leverage sports to meaningfully drive revenue across the entire portfolio. Eurosport's leadership position on air, online and over the top is unrivaled, giving Discovery a unique advantage and opportunity to drive growth. Hutton explained the significant differences in European sports rights versus the U.S. and how Eurosport is not dependent on any single franchise and has locked in long-term rights at low inflation levels.

Commenting on Discovery's acquisition of the exclusive, multiplatform rights to the Olympic Games across Europe, Hutton explained that Eurosport's programming schedule is nearly 50 percent Olympic sports, creating the opportunity to tell stories about the characters and events all year long. The Olympic Games will be profitable and cumulative cash flows will be positive for Discovery over the term of the agreement, with sublicensing fees covering 70 percent of the economics. Hutton also noted talks have already begun with traditional and new distribution partners, such as mobile and digital.

Additive Growth Across Europe

Soldi described the diversity of the European media landscape and how Discovery has used local teams and tailored strategies to propel growth and outperform competitors, even in challenging economic environments.  She explained the three types of markets in terms of pay-TV: "Mature but Stable" with distributors finding new ways to grow; "Growth" markets where pay-TV subscribers are growing; and "Low Penetration" markets where a large number of households have never seen pay-TV, which created the opportunity for Discovery to launch "thematic" free to air channels programmed with its global content engine. Soldi also explained how the legacy big broadcasters in markets across Europe continue to lose viewing share to themed channels and how Discovery is benefitting from this trend in terms of gaining its "fair share" of ad revenue.  She highlighted Italy, where Discovery is now the third biggest media company in terms of share, and how this scale has driven value and growth through an improved power ratio.

Early Leadership Position in Latin America Drives Double-Digit Growth

Medin gave an overview of the Latin America region, which has some of the fastest growing pay-TV markets in the world. Discovery was an early entrant in Latin America, and has an established leadership position with leading genre categories, including male nonfiction, lifestyle and kids, which presents a unique opportunity for multiplatform growth. Medin highlighted Brazil, where Discovery has a portfolio of 11 channels and is very well positioned, and where Discovery Kids is both the #1 channel for kids and the number #1 pay-TV network overall, because of the cultural differentiator of high co-viewing. Medin said he expects Discovery will continue to outperform across Latin America in terms of subscriber growth, subscription revenue growth and advertising growth.

Cost Flexible/Stable U.S. Business Model

Warren discussed the cost-flexible nature of Discovery’s U.S. business, with 79% of the segment’s content spend, its single largest expense, involving contracts of less than 12 months. Warren also spoke to the U.S.’s stable financial profile and ability to continue to drive AOIBDA growth.

Several of Discovery’s network leadership team showcased the strong position of the company’s U.S. flagship brands; the global appeal of its networks and genres highlighted by Discovery Channel, ID and Velocity; the company’s unique content and IP ownership position; and its cost-efficient structure and success in monetizing its category-leading genres globally.

Ross discussed Discovery Channel’s growing audience and creative momentum, its recent record-breaking success, including its #1 ranking this summer among M25-54, and previewed several new series and specials that exemplify Discovery Channel’s excellence in nonfiction series, tent pole events, limited scripted series and blue-chip documentaries, most notably the anticipated global premiere of the acclaimed film RACING EXTINCTION.

Highlighting ID’s strong brand, global distribution advantage, and industry high volume of over 650 hours of original production at an industry low cost per hour, Schleiff noted that ID is the #3 cable network for women in the U.S. and boasts the longest length of tune in all of television. Schleiff also noted the global appeal of the crime and mystery genre has helped the network – available in just 44 markets at launch - grow to 163 markets today and over 200 million households, with expectations to reach 220 markets in the next five years.

Scanlon shared Velocity’s dominance in the car category. Called Turbo internationally, Velocity is the only network serving automotive fans and has grown to become Discovery’s next global flagship brand. The network ranks #1 network for M25-54 in U.S. homes under 70 million subscribers and #1 in U.S. cable subscriber growth overall. Globally, Turbo is now available to 126 million subscribers in 53 countries and is projected to grow to 220 million subscribers in 163 countries by the end of the decade.

Strong Financial Outlook

Given Discovery’s strong performance across the business so far this year, Warren provided the following update to the company’s full year 2015 financial outlook:

•	Constant currency revenues is expected to be up 9 – 10%

•	Constant currency AOIBDA is expected to be up mid-single digits

•	Constant currency Adjusted EPS is expected to be up low double digits

•	Free Cash Flow is expected to be up low single digits

•	Year over year currency impact is now expected to be approximately $(460) million, $(180) million and $(0.24) – $(0.29) to revenues, Adjusted OIBDA and Adjusted EPS, respectively

Given strong prospects for future growth, the company also set forth the following long-term financial guidance:

•	Low double digit constant currency adjusted EPS Compound Annual Growth Rate (CAGR) from 2015 to 2018

•	Low double digit free cash flow CAGR from 2015 to 2018

Warren added: “Third quarter results are on track, highlighted by strong U.S. advertising growth. We are pleased that we are delivering on our 2015 commitments and are confident that we are well positioned to continue to grow adjusted EPS in the long-term.  In addition, our model generates significant free cash flow, and we expect to have approximately $10 billion in available capital over the next five years.”

Presentation material and a replay of the live video webcast will be available on the Investor Relations page of Discovery’s corporate website at https://corporate.discovery.com/, reachable on the main page or by navigating to the Investor Relations page option on the left side drop-down menu. The “Presentations and Events” section will have information for the webcast, which began at 8:15 am Eastern Standard Time and will be archived on the site following the event.

For other updates from today’s event and news from Discovery, follow @DiscoveryComm on Twitter.

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world’s #1 pay-TV programmer reaching nearly 3 billion cumulative subscribers in more than 220 countries and territories. For 30 years Discovery has been dedicated to satisfying curiosity and entertaining viewers with high-quality content through its global television brands, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery, Science and Turbo/Velocity, as well as U.S. joint venture network OWN: Oprah Winfrey Network. Discovery controls Eurosport, the leading pan-regional sports entertainment destination across Europe and Asia-Pacific. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, through Discovery Education, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com.

NON-GAAP FINANCIAL MEASURES

Adjusted OIBDA, Adjusted EPS and Free Cash Flow
In addition to metrics used in accordance with U.S. generally accepted accounting principles (“GAAP”), this release discusses Adjusted OIBDA, Adjusted EPS and free cash flow. The Adjusted OIBDA is defined as operating income excluding: (i) mark-to-market equity-based compensation, (ii) depreciation and amortization, (iii) amortization of deferred launch incentives, (iv) restructuring and other charges, (v) certain impairment charges, (vi) gains and losses on business and asset dispositions, and (vii) certain inter-segment eliminations related to production studios.  Adjusted EPS is defined as earnings excluding the impact of amortization of acquisition-related intangible assets per diluted share.  The Company defines free cash flow as cash provided by operating activities less acquisitions of property and equipment.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This release includes certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed in the Company’s Annual Report on Form 10-K filed February 19, 2015 and subsequent filings with the SEC. Should one or more of these risks or uncertainties occur adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Additionally, you should carefully review the GAAP and “as adjusted” financial statements included in the Company’s Form 10-K and the notes thereto for an explanation of our financial statement presentation.

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